Exhibit 16.1

March 4, 2009

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

We have read Item 4.01 included in the Form 8-K/A (Amendment No. 2) dated October 8, 2008 of Capital Growth Systems, Inc. to be filed with the Securities and Exchange Commission. We are in agreement with the Registrant’s statements in Items 4.01 regarding our firm.

Very truly yours,

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC